Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227451 on Form S-3 and Registration Statement Nos. 333-218605, 333-221534, 333-223880, 333-227449, 333-230578, 333-234541 and 333-253064 on Form S-8 of our reports dated October 22, 2020, relating to the financial statements of SMART Global Holdings, Inc. and the effectiveness of SMART Global Holdings, Inc.'s internal control over financial reporting dated October 22, 2020, (April 6, 2021 as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (Revised)), appearing in this Annual Report on Form 10-K/A for the year ended August 28, 2020.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 6, 2021